Exhibit 99.1

Atlas Therapeutics Changes its Name and Ticker Symbol
to MYOS Corporation and “MYOS”; Launches New Corporate Website

Ticker Symbol Change is Effective Today, May 21, Prior to Market Opening

CEDAR KNOLLS, NJ – May 21, 2012 -- Atlas Therapeutics Corporation (OTCBB: ATTH and OTCBB: MYOS), a company focused on the discovery, development and commercialization of muscle health and performance therapeutic products, today announced it has changed its name to MYOS Corporation and its ticker symbol to “MYOS”. The new stock ticker symbol is effective today, May 21, 2012, prior to the opening of the stock market. The Company also announced this morning’s launch of its new, robust corporate website at www.myoscorp.com.

The name change reflects the Company’s transition from a single product company to a company focusing on expanding its muscle biotechnology platform to enable the development of a portfolio of revolutionary muscle health products.

MYOS believes its technology, current and future products and renewed focus represent an important shift to improving health and wellness through sophisticated treatment of muscle biochemistry. The Company believes that this shift will enable it to build a sustainable and profitable business and position itself as a pre-eminent company in the muscle health industry.

About MYOS Corporation
MYOS Corporation is focused on the discovery, development and commercialization of therapeutic products that improve muscle tissue health and performance (www.myoscorp.com).

MYOS is the owner of MYO-T12®, an over-the-counter supplement that is the world's only clinically proven myostatin inhibitor. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. MYO-T12® is manufactured to optimize biological activity and the Company believes it has the potential to redefine existing standards of physical health and wellness enhancement. For more information on MYO-T12® and to discover why MYOS is known as “The Muscle Company,”TM visit www.MYOT12.com.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the ability to create new products, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Investor Contact
Frank Benedetto
Tel: (561) 989-3600

MYOS Corporation
Peter Levy, Chief Operating Officer
Tel: (973) 509-0444